Exhibit 5.1

September 14, 2007
USEC Inc.
2 Democracy Center
6903 Rockledge Drive
Bethesda MD, 20817

Re:	Registration Statement on Form S-3 of USEC Inc.
Ladies and Gentlemen:
     We have acted as special counsel to USEC Inc., a Delaware corporation (the “Company”), in connection with the registration of debt securities (the “Notes”), shares of the Company’s common stock, par value $.10 per share (the “Common Stock”), and associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement dated as of April 24, 2001 between the Company and Fleet National Bank as rights agent. The Common Stock and associated Rights and the Notes are included in a registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on September 14, 2007 (the “Registration Statement”). The Notes will be issued under an Indenture in the form filed as an exhibit to the Registration Statement as may be supplemented from time to time in the future (the “Indenture”) to be entered into among the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and pursuant to the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Common Stock and associated Rights.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
     We are opining herein as to the internal laws of the States of New York and the General Corporation Law of the state of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of the state of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

September 14, 2007

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
     (1)     When the Indenture has been duly authorized by all necessary corporate action of the Company and duly executed and delivered, and when the specific terms of any particular Notes have been duly established in accordance with the Indenture and authorized by all necessary corporate action of the Company, and when any such Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Company against payment therefor in accordance with the Indenture and in the manner contemplated by the Registration Statement and the applicable prospectus supplement and by such corporate action (assuming any securities issuable upon an exchange or conversion of the Notes have been duly authorized and reserved for issuance by all necessary corporate action and in accordance with applicable law), such Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     (2)     When an issuance of Common Stock and associated Rights (including any Common Stock and associated Rights to be issued upon conversion of Notes that are convertible into such Common Stock) has been duly authorized by all necessary corporate action of the Company, upon issuance, delivery and payment therefor and in an amount not less than the par value thereof and in the manner contemplated by the Registration Statement, the applicable prospectus supplement and the Rights Agreement (and in the case of Common Stock and associated Rights to be issued upon conversion of Notes that are convertible into such Common Stock, in the manner contemplated by the Indenture and such Notes) and by such corporate action, such shares of Common Stock and associated Rights will be validly issued and the such shares of Common Stock will be fully paid and nonassesable.
     This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights
     Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such

September 14, 2007

indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 515 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (f) the severability, if invalid, of provisions to the foregoing effect. With your consent, we express no opinion with respect to (i) waivers of broadly or vaguely stated rights; (ii) provisions for exclusivity, election or cumulation of rights or remedies; (iii) provisions authorizing or validating conclusive or discretionary determinations; or (iv) compliance with laws relating to permissible interest rates.
     With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties will not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Validity of the Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/  Latham & Watkins LLP